Exhibit 10.1

STATE OF ALABAMA

COUNTY OF MOBILE

CONTRACT OF PURCHASE AND SALE

THIS AGREEMENT, made and entered into this 8th day of August, 2008 (the “Effective date”), by and between Computer Software Innovations, Inc., a Delaware corporation, hereinafter referred to as “Seller”, and Employee Liability Management, Inc., a Alabama corporation, hereinafter referred to as “Buyer”.

WITNESSETH:

That the parties hereto in consideration of the mutual promises and covenants hereinafter set forth do hereby agree that Seller promises to sell and Buyer promises to purchase, subject to the terms and conditions contained below, that certain real property owned by Seller and situated in Mobile County, Alabama, with a physical address of 3213 Executive Park Circle and as more particularly described on Exhibit A, which is attached hereto and made a part hereof.

1.	PURCHASE PRICE

The Purchase Price shall be FIVE HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($515,000.00).

2.	TERMS OF PAYMENT

Buyer shall pay to Seller in cash or other immediately available funds at the closing of said Purchase and Sale the sum of FIVE HUNDRED FIFTEEN THOUSAND AND NO/100 DOLLARS ($515,000) less the Earnest Money Deposit (as defined below) and any other deposit(s) paid hereunder.

3.	EARNEST MONEY

For valuable consideration, Buyer shall, within 3 business days of the Effective Date, deliver directly to Seller the sum of TWO THOUSAND FIVE HUNDRED AND no/100 DOLLARS ($2,500.00) (the “Earnest Money Deposit”) which will be deposited in escrow by Seller and which will be applied to the Purchase Price upon Closing. In the event of default by Buyer, all deposits made hereunder may be forfeited as liquidated damages at Seller’s election, or alternatively, Seller may retain such deposits as part payment of the purchase price and pursue his legal or equitable remedies hereunder against Buyer.

4.	CLOSING AND POSSESSION:

This sale shall be closed on or before thirty (30) days after the expiration of the herein below defined Due Diligence Period at a time and place to be mutually agreed upon by the parties (herein the “Closing” or “Closing Date”). Seller shall pay for the cost of preparing the limited warranty deed, and will provide any existing property surveys. Buyer shall pay for the Phase I Environmental Site Assessment (“ESA”), if any. In the event Buyer does not close on the property, Buyer shall make available to Seller any additional engineering studies performed on the property and shall not record the subdivision plat. Buyer and Seller shall split 50/50 any closing fee charged by the title company. Each party shall be responsible for their cost of legal representation, if any.

5.	TITLE AND CONVEYANCE

At the closing, Seller shall convey to Buyer, or to such nominee as Buyer may designate in writing, by Limited Warranty Deed, the indefeasible estate in fee simple to the Property, free and clear of all liens and encumbrances and subject only to the following:

(a)	Current Ad Valorem taxes not yet due and payable at the time of closing.

(b)	Restrictive covenants and easements of record that do not adversely affect Buyer’s intended use of the Property.

(c)	Standard exceptions of title insurance commitments issued within the State of Alabama.

6.	COMMITMENT FOR TITLE INSURANCE

Within fourteen (14) days from the date of the execution of this Agreement, Seller, at Seller’s expense, shall obtain and deliver to Buyer a commitment for title insurance from a title company of Seller’s choice in the full amount of the purchase price. Said commitment shall obligate its issuer to provide an Owner’s Guaranty of Title subject only to the exceptions described in Paragraph 5 above. Such commitment may show as an exception to the title policy any mortgage or other encumbrance outstanding against the Property which Seller proposes to pay, remove, or otherwise fully satisfy for record prior to the closing of this Purchase and Sale. After closing, Seller shall deliver to Buyer the said Owner’s Guaranty of Title, containing only the permitted exceptions.

7.	BUYER’S CONDITIONS PRECEDENT TO CLOSING – DUE DILIGENCE PERIOD

I.	Due Diligence

Buyer shall have 60 days from The Effective Date to perform all studies and tests necessary for Buyer’s intended project (the “Due Diligence Period”). In the event that all conditions are found to be acceptable, Buyer shall notify Seller in writing to proceed to Closing.

II.	Property Inspection

During the Due Diligence Period, Seller shall grant Buyer or Buyer’s agent the right to go upon the subject property and conduct such soil, engineering, environmental and other tests, as Buyer deems desirable. Buyer shall pay all costs associated with any testing and shall indemnify and hold harmless the Seller from any claims and liabilities arising out of Buyer’s actions. Buyer shall not commit any waste of said and shall be responsible for restoring the property to its original condition.

Buyer shall have 60 days from the Effective Date to perform its due diligence and otherwise inspect the Property. In the event Buyer notifies Seller in writing on or before the 60th day after the Effective Date that Buyer is not satisfied with the results of its inspection, Seller shall refund the Earnest Money deposit and this agreement shall be null and void.

8.	RISK OF LOSS

Pending the close of this transaction, the risk of loss or damage shall be on the Seller. At closing Seller shall deliver to Buyer possession of the Property in materially the same condition as on the date of this Agreement.

9.	DISCLAIMER

Neither Buyer nor Seller has relied upon, been given, or been offered any legal advice or opinions by real estate agents or brokers in connection with this Purchase and Sale or in the preparation of this Agreement, nor are agents or brokers to be held liable for any condition or non-performance of this Agreement.

10.	PRORATIONS

All Ad Valorem taxes are to be prorated as to the date of closing of this transaction.

11.	WAIVERS AND OTHER AGREEMENTS

This Contract shall constitute the entire Purchase and Sale Agreement for the Property between the Seller and the Buyer. All other Purchase and Sale Agreements between Seller and Buyer for the Property, written or verbal, of any kind whatsoever are hereby superseded and replaced by this Agreement. Any party hereto may waive any condition or requirement in favor of said party, or any default or defect in the performance of any other party hereto by giving notice of such waiver in writing to all parties hereto.

12.	NOTICES

All notices, deliveries, or tenders given or made in connection herewith shall be deemed complete and legally sufficient if in writing and if delivered or mailed by U.S. First Class Mail, postage prepaid, and deposited in a post office in the continental United States, or by facsimile with verification of transmission and properly addressed to the respective party for whom same is intended, to wit:

TO THE SELLER:	Computer Software Innovations, Inc.
Attn: David Dechant
900 East Main Street, Suite T
Easley, SC 29640

WITH A COPY TO:	Heggeman Realty Co., Inc.
725 Executive Park Drive
Mobile, AL 36606

TO THE BUYER:	Employee Liability Management, Inc.
%Bay Area Properties, LLC
Attn: Rick Collins
3175 Salt Aire Road
SaltAire, AL 36582

13.	HEADINGS

The numbered headings herein written are for the purposes of easy reference only and have no other application or effect.

14.	GOVERNING LAW

This contract shall be governed by and interpreted under the laws of the State of Alabama.

15.	BINDING EFFECTS

The covenants herein contained shall be binding upon and inure to the benefit of the heirs, personal representatives, administrators, executors, successors and assigns of the respective parties hereto.

16.	TIME

Time is of the essence with this Agreement.

17.	AGENCY DISCLOSURE

The listing company Heggeman Realty, Co. is:

    (Two blocks may be checked)

☒	An agent of the Seller.

☐	An agent of the Buyer.

☐	An agent of both the Seller and Buyer and is acting as a limited consensual dual agent.

☐	Assisting the Buyer Seller as a transaction broker.

The selling company, Bay Area Properties, is:

    (Two blocks may be checked)

☐	An agent of the Seller.

☒	An agent of the Buyer.

☐	An agent of both the Seller and Buyer and is acting as a limited consensual dual agent.

☐	Assisting the Buyer Seller as a

transaction broker.

Seller(s) Initials   DBD           Buyer(s) Initials   JDC

18.	ACCEPTANCE

If this Agreement is not executed by Seller and delivered to Buyer unaltered on or before 5:00 p.m. CST, August 13, 2008, then said offer shall become null and void and of no further effect and all earnest money shall be returned to Buyer.

19.	ASSIGNMENT

This Contract is assignable in whole or in part by Buyer only upon Seller’s prior written consent, said consent to not be unreasonably withheld.

20.	COMMISSION

At the Closing of the Property, the undersigned Seller hereby agrees to pay only to HEGGEMAN REALTY CO., INC., a cash commission of 7 1/2% of the gross sales price.

21.	RENT-BACK PROVISION

After the Closing occurs, Seller shall continue to occupy the Property and shall rent the Property back from Buyer at a rate of FIVE THOUSAND AND NO/100 DOLLARS (5,000.00) per month (“Base Rent”), payable in advance to Buyer on the first day of each month. If Closing does not occur on the last day of the month, the rent shall be prorated accordingly. In addition to the Base Rent, Seller shall pay the cost of all utilities, maintenance expenses, real estate property taxes, and property insurance premiums. The foregoing notwithstanding, Seller shall vacate the Property on or before January 31, 2009 or 90 days following the date of closing, whichever is later. Should Seller vacate the Property prior to January 31, 2009, Seller shall continue to remain liable for Base Rent payments only from the date after Closing until January 31, 2009.

22.	PHONE EQUIPMENT

The existing phone equipment will remain with the property. However, the parties hereby understand and agree that the phone service shall be contracted for by the Buyer.

23.	OFFICE FURNITURE

Office Furniture consisting of 99 chairs (rolling conference room chairs, rolling chairs, standard chairs), 61 desks (with and without drawers), and 15 Tables (conference table in conference room, 2 conference tables in executive offices, folding tables) will be included in the sales price.

24.	WOOD INFESTATION REPORT

The Seller agrees to furnish at Seller’s expense an Alabama Wood Infestation Report from a bonded and licensed termite control company stating that a visual inspection of accessible areas of the dwelling and any detached buildings given value by an appraisal, including without limitation a garage or carport, indicates no visible sign of infestation by wood-destroying insects or fungi. THIS IS NOT A STRUCTURAL DAMAGE REPORT NOR A WARRANTY as to the absence of wood-destroying insects or fungi. Any current termite contracts are to be transferred to the Buyer if allowed by the applicable termite company at the expense of Buyer.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the day and year first above written.

SELLER:
Witness

Computer Software Innovations, Inc.

	By:	/s/ David Dechant	CFO
David Dechant, CFO

BUYER:
Witness

Employee Liability Management, Inc.

[Unreadable]	By:	/s/ Joseph D. Collins
Joseph D. Collins, President